SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 Amendment No. 3

                    Under the Securities Exchange Act of 1934

                           D & E Communications, Inc.

                                (Name of Issuer)

                     COMMON STOCK, PAR VALUE $.16 PER SHARE
                     --------------------------------------
                         (Title of Class of Securities)

                                    232860106
                                    ---------
                                 (CUSIP Number)


     Check the following box if a fee is being paid with this statement [ ].
(A fee is not required only if the filing person (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------------------                     ---------------------------

      CUSIP No. 232860106               13G               Page 2 of 6 Pages

--------------------------------                     ---------------------------



--------------------------------------------------------------------------------

 1  NAMES OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE
    PERSONS:
    The D & E Communications, Inc. Voting Trust f/k/a Denver and Ephrata Telephone and Telegraph Company Voting Trust, created pursuant to that certain Voting Trust Agreement, dated as of November 19, 1992, and amended as of December 31, 1995

--------------------------------------------------------------------------------
                                                                        (a) / /
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (b) / /
    (SEE INSTRUCTIONS)

--------------------------------------------------------------------------------

 3  SEC USE ONLY

--------------------------------------------------------------------------------

 4  CITIZENSHIP OR PLACE OF ORGANIZATION
        United States

--------------------------------------------------------------------------------

      Number of Shares         5   SOLE VOTING POWER                   3,158,106
    Beneficially Owned by
    Each Reporting Person
            With

--------------------------------------------------------------------------------

                               6   SHARED VOTING POWER                       -0-

--------------------------------------------------------------------------------


                               7   SOLE DISPOSITIVE POWER                    -0-

--------------------------------------------------------------------------------

                               8   SHARED DISPOSITIVE POWER                  -0-

--------------------------------------------------------------------------------

 9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH                        3,158,106
    REPORTING PERSON

--------------------------------------------------------------------------------

10  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES (SEE INSTRUCTIONS)

--------------------------------------------------------------------------------

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9          54.79%

--------------------------------------------------------------------------------

12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                OO

--------------------------------------------------------------------------------

--------------------------------                     ---------------------------

      CUSIP No. 232860106               13G               Page 2 of 6 Pages

--------------------------------                     ---------------------------



--------------------------------------------------------------------------------

 1  NAMES OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE
    PERSONS:
    Anne B. Sweigart as voting trustee of the D & E Communications, Inc. Voting Trust f/k/a Denver and Ephrata Telephone and Telegraph Company Voting Trust, pursuant to that certain Voting Trust Agreement, dated as of November 19, 1992, and amended as of December 31, 1995

--------------------------------------------------------------------------------
                                                                        (a) / /
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (b) /X/
    (SEE INSTRUCTIONS)

--------------------------------------------------------------------------------

 3  SEC USE ONLY

--------------------------------------------------------------------------------

 4  CITIZENSHIP OR PLACE OF ORGANIZATION
        United States

--------------------------------------------------------------------------------

      Number of Shares         5   SOLE VOTING POWER                      2,157*
    Beneficially Owned by
    Each Reporting Person
            With

--------------------------------------------------------------------------------

                               6   SHARED VOTING POWER                 3,158,106

--------------------------------------------------------------------------------


                               7   SOLE DISPOSITIVE POWER                334,867

--------------------------------------------------------------------------------

                               8   SHARED DISPOSITIVE POWER               36,000

--------------------------------------------------------------------------------

 9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH                        3,158,106
    REPORTING PERSON

--------------------------------------------------------------------------------

10  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES          x
    CERTAIN SHARES (SEE INSTRUCTIONS)

--------------------------------------------------------------------------------

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9          54.79%

--------------------------------------------------------------------------------

12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                IN

--------------------------------------------------------------------------------
*Each voting trustee who is also a shareholder and director of the Issuer (i.e., Ronald E. Frisbie, W. Garth Sprecher, Anne Sweigart and John Amos) has the right to retain 100 shares in their own name outside of the Voting Trust plus they retain the right to vote all shares held in their individual names in a company stock plan such as the Issuer's Employee Stock Purchase Plan, Employee Stock Ownership or Dividend Reinvestment Plan.

--------------------------------                     ---------------------------

      CUSIP No. 232860106               13G               Page 2 of 6 Pages

--------------------------------                     ---------------------------



--------------------------------------------------------------------------------

 1  NAMES OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE
    PERSONS:
    Ronald E. Frisbie as voting trustee of the D & E Communications, Inc. Voting Trust f/k/a Denver and Ephrata Telephone and Telegraph Company Voting Trust created pursuant to that certain Voting Trust Agreement, dated as of November 19, 1992, and amended as of December 31, 1995

--------------------------------------------------------------------------------
                                                                        (a) / /
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (b) /X/
    (SEE INSTRUCTIONS)

--------------------------------------------------------------------------------

 3  SEC USE ONLY

--------------------------------------------------------------------------------

 4  CITIZENSHIP OR PLACE OF ORGANIZATION
        United States

--------------------------------------------------------------------------------

      Number of Shares         5   SOLE VOTING POWER                        100*
    Beneficially Owned by
    Each Reporting Person
            With

--------------------------------------------------------------------------------

                               6   SHARED VOTING POWER                 3,158,106

--------------------------------------------------------------------------------


                               7   SOLE DISPOSITIVE POWER                 49,730

--------------------------------------------------------------------------------

                               8   SHARED DISPOSITIVE POWER                  -0-

--------------------------------------------------------------------------------

 9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH                        3,158,106
    REPORTING PERSON

--------------------------------------------------------------------------------

10  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES          x
    CERTAIN SHARES (SEE INSTRUCTIONS)

--------------------------------------------------------------------------------

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9          54.79%

--------------------------------------------------------------------------------

12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                IN

--------------------------------------------------------------------------------
*Each voting trustee who is also a shareholder and director of the Issuer (i.e., Ronald E. Frisbie, W. Garth Sprecher, Anne Sweigart and John Amos) has the right to retain 100 shares in their own name outside of the Voting Trust plus they retain the right to vote all shares held in their individual names in a company stock plan such as the Issuer's Employee Stock Purchase Plan, Employee Stock Ownership or Dividend Reinvestment Plan.

--------------------------------                     ---------------------------

      CUSIP No. 232860106               13G               Page 2 of 6 Pages

--------------------------------                     ---------------------------



--------------------------------------------------------------------------------

 1  NAMES OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE
    PERSONS:
    W. Garth Sprecher as voting trustee of the D & E Communications, Inc. Voting Trust f/k/a Denver and Ephrata Telephone and Telegraph Company Voting Trust created pursuant to that certain Voting Trust Agreement, dated as of November 19, 1992, and amended as of December 31, 1995

--------------------------------------------------------------------------------
                                                                        (a) / /
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (b) /X/
    (SEE INSTRUCTIONS)

--------------------------------------------------------------------------------

 3  SEC USE ONLY

--------------------------------------------------------------------------------

 4  CITIZENSHIP OR PLACE OF ORGANIZATION
        United States

--------------------------------------------------------------------------------

      Number of Shares         5   SOLE VOTING POWER                      1,227*
    Beneficially Owned by
    Each Reporting Person
            With

--------------------------------------------------------------------------------

                               6   SHARED VOTING POWER                 3,158,106

--------------------------------------------------------------------------------


                               7   SOLE DISPOSITIVE POWER                 94,421

--------------------------------------------------------------------------------

                               8   SHARED DISPOSITIVE POWER                  -0-

--------------------------------------------------------------------------------

 9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH                        3,158,106
    REPORTING PERSON

--------------------------------------------------------------------------------

10  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES          x
    CERTAIN SHARES (SEE INSTRUCTIONS)

--------------------------------------------------------------------------------

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9          54.79%

--------------------------------------------------------------------------------

12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                IN

--------------------------------------------------------------------------------
*Each voting trustee who is also a shareholder and director of the Issuer (i.e., Ronald E. Frisbie, W. Garth Sprecher, Anne Sweigart and John Amos) has the right to retain 100 shares in their own name outside of the Voting Trust plus they retain the right to vote all shares held in their individual names in a company stock plan such as the Issuer's Employee Stock Purchase Plan, Employee Stock Ownership or Dividend Reinvestment Plan.

--------------------------------                     ---------------------------

      CUSIP No. 232860106               13G               Page 2 of 6 Pages

--------------------------------                     ---------------------------



--------------------------------------------------------------------------------

 1  NAMES OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE
    PERSONS:
    Kay W. Shober as voting trustee of the D & E Communications, Inc. Voting Trust f/k/a Denver and Ephrata Telephone and Telegraph Company Voting Trust, pursuant to that certain Voting Trust Agreement, dated as of November 19, 1992, and amended as of December 31, 1995

--------------------------------------------------------------------------------
                                                                        (a) / /
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (b) /X/
    (SEE INSTRUCTIONS)

--------------------------------------------------------------------------------

 3  SEC USE ONLY

--------------------------------------------------------------------------------

 4  CITIZENSHIP OR PLACE OF ORGANIZATION
        United States

--------------------------------------------------------------------------------

      Number of Shares         5   SOLE VOTING POWER                         -0-
    Beneficially Owned by
    Each Reporting Person
            With

--------------------------------------------------------------------------------

                               6   SHARED VOTING POWER                 3,158,106

--------------------------------------------------------------------------------


                               7   SOLE DISPOSITIVE POWER                    -0-

--------------------------------------------------------------------------------

                               8   SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------

 9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH                        3,158,106
    REPORTING PERSON

--------------------------------------------------------------------------------

10  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES          x
    CERTAIN SHARES (SEE INSTRUCTIONS)

--------------------------------------------------------------------------------

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9          54.79%

--------------------------------------------------------------------------------

12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                IN

--------------------------------------------------------------------------------

--------------------------------                     ---------------------------

      CUSIP No. 232860106               13G               Page 2 of 6 Pages

--------------------------------                     ---------------------------



--------------------------------------------------------------------------------

 1  NAMES OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE
    PERSONS:
    John Amos as voting trustee of the D & E Communications, Inc. Voting Trust f/k/a Denver and Ephrata Telephone and Telegraph Company Voting Trust, pursuant to that certain Voting Trust Agreement, dated as of November 19, 1992, and amended as of December 31, 1995

--------------------------------------------------------------------------------
                                                                        (a) / /
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (b) /X/
    (SEE INSTRUCTIONS)

--------------------------------------------------------------------------------

 3  SEC USE ONLY

--------------------------------------------------------------------------------

 4  CITIZENSHIP OR PLACE OF ORGANIZATION
        United States

--------------------------------------------------------------------------------

      Number of Shares         5   SOLE VOTING POWER                        100*
    Beneficially Owned by
    Each Reporting Person
            With

--------------------------------------------------------------------------------

                               6   SHARED VOTING POWER                 3,158,106

--------------------------------------------------------------------------------


                               7   SOLE DISPOSITIVE POWER                42,100*

--------------------------------------------------------------------------------

                               8   SHARED DISPOSITIVE POWER                  -0-

--------------------------------------------------------------------------------

 9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH                        3,158,106
    REPORTING PERSON

--------------------------------------------------------------------------------

10  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES          x
    CERTAIN SHARES (SEE INSTRUCTIONS)

--------------------------------------------------------------------------------

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9          54.79%

--------------------------------------------------------------------------------

12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                IN

--------------------------------------------------------------------------------
*Each voting trustee who is a director (i.e., Ronald E. Frisbie, W. Garth Sprecher, Anne Sweigart and John Amos) has the right to retain 100 shares in their own name outside of the Voting Trust plus they retain the right to vote all shares held in their individual names in a company stock plan such as the Company's Employee Stock Purchase Plan, Employee Stock Ownership or Dividend Reinvestment Plan.

Item 1(a). Name of Issuer:

       D & E Communications, Inc.

Item 1(b). Address of Issuer's Principal Executive Offices:

       124 East Main Street, P.O. Box 458, Ephrata, PA 17522-0458

Item 2(a). Name of Person Filing:

       Anne B. Sweigart, Ronald E. Frisbie, W. Garth Sprecher, Kay W. Shober and John Amos, each as trustees of the Voting Trust of D & E Communications, Inc. Voting Trust f/k/a The Denver and Ephrata Telephone and Telegraph Company Voting Trust (the "Voting Trust"), created pursuant to that certain Voting Trust Agreement, dated November 19, 1992, and amended as of December 31, 1995.

Item 2(b). Address of Principal Business Office or, if none, Residence:

       c/o Voting Trust, P.O. Box 458, Ephrata, PA 17522

Item 2(c). Citizenship:

       The Voting Trust was created under the laws of the Commonwealth of Pennsylvania, United States. The trustees are all citizens of the United States.

Item 2(d). Title of Class of Securities:

       Common Stock, Par Value $.16 Per Share

Item 2(e). CUSIP Number:

       232860106

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

       Not Applicable


Item 4. Ownership

   (a) Amount Beneficially Owned:

       3,158,106

   (b) Percent of Class:

       54.79%

   (c) Number of shares as to which such person has:

         (i) sole power to vote or to direct the vote:

                  -0-


         (ii) shared power to vote or to direct the vote:

                  3,158,106 shares



     Certain shareholders of the issuer are party to the Voting Trust, pursuant to which the Voting Trust, through the reporting persons as trustees, has the right to exercise sole voting power on all matters submitted to the issuer's shareholders for a vote. By its terms, the Voting Trust expires November 17, 2002.


     Each reporting person is one of five trustees of the Voting Trust and, therefore exercises shared voting power with respect to the shares referenced above. No reporting person alone is able to direct the vote of the Voting Trust, as all action of the trustee is taken by majority vote. Each reporting person, as a trustee, disclaims beneficial ownership of the Voting Trust shares over which he or she has shared voting power, except with respect to the shares over which such reporting person has sole investment power in his or her individual capacity as shareholder.


         (iii) sole power to dispose or to direct the disposition of:

                   -0-


         (iv) shared power to dispose or to direct the disposition of:

                   -0-


Item 5. Ownership of Five Percent or Less of a Class

       Not Applicable


Item 6. Ownership of More than Five Percent on Behalf of Another Person

       The Voting Trust beneficially owns 1,100,100 (19.09%) shares contributed by the Ephrata National Bank as Trustee of the William and Jemima Brossman Charitable Foundation, 370,404 (6.43%) shares contributed by Anne B. Sweigart and 302,643 (5.25%) shares contributed by Emily B. Sprecher.


Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company

       Not Applicable

Item 8. Identification and Class of Members of the Group

       Anne B. Sweigart, Ronald E. Frisbie, W. Garth Sprecher, Kay W. Shober and John Amos are the current voting trustees.


Item 9. Notice of Dissolution of Group

       Not Applicable


Item 10. Certification

       Not Applicable


Exhibits

                                    SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                       February 27, 1997
                                       ------------------------------
                                       Date


                                       /s/ Anne B. Sweigart
                                       ------------------------------
                                       Signature


                                       Anne B. Sweigart/Trustee
                                       ------------------------------
                                       Name/Title

                                    SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                       February 27, 1997
                                       ------------------------------
                                       Date


                                       /s/ Ronald E. Frisbie
                                       ------------------------------
                                       Signature


                                       Ronald E. Frisbie/Trustee
                                       ------------------------------
                                       Name/Title

                                    SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                       February 27, 1997
                                       ------------------------------
                                       Date


                                       /s/ W. Garth Sprecher
                                       ------------------------------
                                       Signature


                                       W. Garth Sprecher/Trustee
                                       ------------------------------
                                       Name/Title

                                    SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                       February 27, 1997
                                       ------------------------------
                                       Date


                                       /s/ Kay W. Shober
                                       ------------------------------
                                       Signature


                                       Kay W. Shober/Trustee
                                       ------------------------------
                                       Name/Title

                                    SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                       February 27, 1997
                                       ------------------------------
                                       Date


                                       /s/ John Amos
                                       ------------------------------
                                       Signature


                                       John Amos/Trustee
                                       ------------------------------
                                       Name/Title

                                    SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                       February 27, 1997
                                       ------------------------------
                                       Date



                                       ------------------------------
                                       Signature


                                       Anne B. Sweigart/Trustee
                                       ------------------------------
                                       Name/Title

                                    SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                       February 27, 1997
                                       ------------------------------
                                       Date



                                       ------------------------------
                                       Signature


                                       Ronald E. Frisbie/Trustee
                                       ------------------------------
                                       Name/Title

                                    SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                       February 27, 1997
                                       ------------------------------
                                       Date



                                       ------------------------------
                                       Signature


                                       W. Garth Sprecher/Trustee
                                       ------------------------------
                                       Name/Title

                                    SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                       February 27, 1997
                                       ------------------------------
                                       Date



                                       ------------------------------
                                       Signature


                                       Kay W. Shober/Trustee
                                       ------------------------------
                                       Name/Title

                                    SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                       February 27, 1997
                                       ------------------------------
                                       Date



                                       ------------------------------
                                       Signature


                                       John Amos/Trustee
                                       ------------------------------
                                       Name/Title